UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2007

TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-13763	59-2095002
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

5250-140th Avenue North, Clearwater, Florida	33760
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (727) 535-0572

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    On January 22, 2007, Technology Research Corporation (“TRC”) issued a press release announcing that Owen Farren, age 56, has joined the Company as President and Chief Executive Officer.  Mr. Farren will also be appointed to the Company’s Board of Directors.

    Robert S. Wiggins resigned from his duties as Chief Executive Officer and President effective with the appointment of Mr. Farren as his successor.  Mr. Wiggins will continue to serve as Chairman of the Board of Directors.

    Most recently, and beginning in 2003 Owen Farren served as interim Chief Executive Officer for several businesses including Servometer, a designer and manufacturer of precision electroforms and American Metal Coatings, an advanced power finishing company.  From 2002 to 2003 he provided strategic and tactical business planning consulting and interim senior executive services to clients through StratEx, a company he had founded in 2002.  From 1997 to 2002 Mr. Farren was Chairman, President and CEO of SL Industries, Inc., a publicly traded international power systems business.  He has an MBA from Indiana University in Finance and Business Administration and a BS from Indiana University in Marketing and Management.  Mr. Farren is a Certified Public Accountant.

    Mr. Farren has been granted an incentive stock option entitling him to purchase 40,000 shares of the Company’s common stock at the January 22, 2007 closing price.  He also will be provided with a relocation package to assist him in moving to the TampaBay area.  The Company has not entered into an employment agreement or other arrangement related to his employment with Mr. Farren.  There are no relationships or related transactions between the Company and Mr. Farren that are reportable under Item 404 of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is filed as part of this report:

Exhibit No. 99.1	Description Press release issued January 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION

Date: January 22, 2007	By: /s/ Barry H. Black
Name: Barry H. Black
Title: VP of Finance CFO